Registration No. 333-134950

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

Post-Effective Amendment No. 1

to Form S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Centennial Bank Holdings, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	41-2150446
(State or Other Jurisdiction of	(IRS Employer Identification Number)
Incorporation or Organization)

1331 Seventeenth Street, Suite 300

Denver, Colorado 80202

(Address, including zip code of principal executive offices)

Centennial Bank Holdings, Inc. Deferred Compensation Plan

(Full title of the plans)

Zsolt K. Besskó
Executive Vice President, General Counsel and Secretary
Centennial Bank Holdings, Inc.

1331 Seventeenth Street, Suite 300

Denver, Colorado 80202
(303) 296-9600
(Name, address, including zip code, and telephone

number, including area code, of agent for service)

Explanatory Note

This Post-Effective Amendment relates to the Registration Statement on Form S-8 (registration number 333-134950) (the “Registration Statement”) filed with the Securities and Exchange Commission on June 12, 2006, which registered $15,000,000 in Deferred Compensation Obligations.  The Deferred Compensation Obligations are unsecured obligations of Centennial Bank Holdings, Inc. to pay deferred compensation in the future in accordance with the terms of Centennial Bank Holdings, Inc. Deferred Compensation Plan (the “Plan”).

Pursuant to the Plan, participants may receive distributions from the Plan in shares of common stock, par value $.0001 per share (the “Common Stock”), of Centennial Bank Holdings, Inc. (the “Company”).  This Post-Effective Amendment No. 1 is being filed to register 600,000 shares of Common Stock to be paid under the Plan, which constitutes a portion of the Deferred Compensation Obligations registered under the Registration Statement.  As a result of the Post-Effective Amendment No. 1, the Company will have registered under the Registration Statement and this Post-Effective Amendment No. 1 600,000 shares of Common Stock (with a proposed maximum offering price per unit of 100% and a maximum aggregate offering price of $5,679,000, both estimated for purposes of calculating the registration fee) and $9,321,000 in Deferred Compensation Obligations not related to the Common Stock.

The Company is paying no registration fee to register these shares of Common Stock because such registration fee was paid in connection with the initial filing of the Registration Statement.

Signatures

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Denver, State of Colorado, on September 26, 2006.

CENTENNIAL BANK HOLDINGS, INC.

By	/s/ Paul W. Taylor
	Name:	Paul W. Taylor
	Title:	Executive Vice President and Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Post-Effective Amendment No. 1 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

*
DANIEL M. QUINN	Director and Chief Executive Officer (Principal Executive Officer)	September 26, 2006
/s/ PAUL W. TAYLOR
PAUL W. TAYLOR	Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	September 26, 2006
*
JOHN M. EGGEMEYER	Chairman of the Board and Director	September 26, 2006
*
DAVID C. BOYLES	Director	September 26, 2006
*
EDWARD B. CORDES	Director	September 26, 2006
*
WILLIAM R. FARR	Director	September 26, 2006
*
STEPHEN D. JOYCE	Director	September 26, 2006
*
STEPHEN B. SHRAIBERG	Director	September 26, 2006
*
MATTHEW P. WAGNER	Director	September 26, 2006
*
ALBERT C. YATES	Director	September 26, 2006

* By:	/s/ Paul W. Taylor

Paul W. Taylor
Attorney-in-Fact

EXHIBIT INDEX

Exhibit No.	Description

5.1	Opinion of Zsolt K. Besskó, Esq. as to the validity of the Deferred Compensation Obligations and the Common Stock.*

23.1	Consent of KPMG LLP.*

23.2	Consent of Fortner, Bayens & Levkulich & Co., P.C.*

23.3	Consent of Zsolt K. Besskó, Esq. (included in his opinion filed as Exhibit 5.1).

* Filed herewith.